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                                                                 EXHIBIT 21.1


                   SUBSIDIARIES OF T&W FINANCIAL CORPORATION

        As of the close of the Offering, the following entities will be all of the subsidiaries of the Registrant:

                                                    STATE OF INCORPORATION/
SUBSIDIARY                                               ORGANIZATION
----------                                          -----------------------
T&W Leasing, Inc.                                             WA

T&W Financial Services Company L.L.C.                         WA

T&W Funding Company I, L.L.C.                                 DE

T&W Funding Company IV, L.L.C.                                DE

T&W Funding Company V, L.L.C.                                 DE

T&W Finance Corp. II                                          DE

T&W Finance Corp. III                                         DE